EXHIBIT 99.4

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and between Primerica, Inc. (the “Company”), and Glenn J. Williams (the “Executive”) as of the 2nd day of January, 2015.

WHEREAS, the Executive currently serves as the Company’s President and the Board of Directors of the Company (the “Board”) has now determined that it is in the best interests of the Company and its stockholders to employ the Executive as the Company’s Chief Executive Officer;

WHEREAS, the Company and the Executive entered into an agreement embodying the terms of employment as the Company’s President dated as of August 19, 2010, which was amended and restated as of the 1st day of February, 2013 (the “2013 Agreement”); and

WHEREAS, the Company and the Executive desire to modify certain terms of the 2013 Agreement to reflect the Executive’s service as the Company’s Chief Executive Officer;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.Effective Date.  The “Effective Date” of this Agreement shall mean April 1, 2015.

2.Contract Period.  (a) Term.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, provided that, on such third anniversary date and on each subsequent anniversary of such Date, the contract period shall be extended by one year unless at least 90 days prior to the end of the then current term, the Company or the Executive delivers a written notice to the other Party that the contract period shall not be so extended (the term as so extended, the “Contract Period”).

(b) Company Nonrenewal.  The Company may terminate this Agreement (subject to the continued applicability of certain provisions of this Agreement as provided in Section 5(f)) by delivering to the Executive the written notice contemplated by Section 2(a) hereof (such termination, a “Company Nonrenewal”).  A Company Nonrenewal does not constitute the termination of the Executive’s employment.  Sections 4 and 5 of this Agreement govern any termination of employment by the Company.

(c)Executive Nonrenewal.  Termination of this Agreement by the Executive’s delivery to the Company of the written notice contemplated by Section 2(a) hereof (such termination, an “Executive Nonrenewal”) shall automatically constitute the Executive’s termination of employment.  If the termination is by the Executive for Good Reason (as hereinafter defined) then the nonrenewal notice shall include the Notice of Termination (as hereinafter defined).

3.Terms of Employment.  (a) Position and Duties.  (i) During the Contract Period, the Executive shall serve as the sole Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with such position, and shall report solely to the Board.  The Executive shall initially be appointed to the Board and during the Employment Period, subject to applicable law and regulation, the Executive shall continue to be nominated to serve on the Board. During the Employment Period, the Company’s employees shall report solely to the Executive or his designee(s), provided that the Board in good faith may require risk, audit, governance and other compliance personnel to report jointly to the Board and to the Chief Executive Officer solely as to matters relating to risk, audit, governance and compliance.

(ii)The Executive agrees, during the Contract Period, to devote all of the Executive’s business time and efforts to serving the Company and its affiliates, and shall perform his duties subject to the exclusive supervision and direction of the Board, provided, however, that Executive may stand for election to and serve on the Board of Directors of a public or private company if such service is approved in advance by the Corporate Governance Committee.  During the Contract Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 7, to (A) serve on civic or charitable boards or committees and (B) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities to the Company and its affiliates or violate the Company’s conflict of interest policies.

(b)Compensation.

(i)Base Salary.  During the Contract Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) in the amount of at least $750,000, payable pursuant to the Company’s normal payroll practices; provided, however, that beginning in February 2016 the Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives and shall be subject to increase as a result thereof.  The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time, including any increases.

(ii)Annual Bonus.  For (A) each fiscal year of the Company ending during the Contract Period and (B) the stub fiscal year of the Company during which the Contract Period expires pursuant to the terms hereof, the Executive shall be eligible to receive an annual cash bonus (an “Annual Bonus”) based upon performance thresholds and targets for the Executive and/or the Company that are established in good faith by the Committee; provided, that the Executive’s target Annual Bonus opportunity shall initially be set for 2015 to equal 200% of his Annual Base Salary (the “Target Bonus”), and the Executive’s threshold Annual Bonus (it being understood that such threshold amount will be paid upon achievement of a specified level of performance during the applicable fiscal year of the Company and is not intended as a minimum bonus) shall be equal to 100% of his Annual Base Salary, but such percentages shall be subject to review and adjustment in the discretion of the Compensation

Committee after 2015.  Any earned Annual Bonus for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the close of such fiscal year, or the calendar year where applicable, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii)Long-Term Incentive Awards.  As determined by the Committee, for each fiscal year of the Company ending during the Contract Period, the Executive shall be eligible for an annual grant of equity compensation awards under the Company’s long term incentive compensation arrangements as are in effect from time to time.  All grants of equity compensation awards, including amount, form and mix of any award, shall be made in the good faith discretion of the Committee following the end of each fiscal year of the Company based upon the performance of the Executive and the Company, it being understood and agreed that the actual grant, payout and/or vesting of such awards may be contingent on achievement by the Executive and the Company of target levels of performance established by the Committee for the relevant period preceding or following such grant.

(iv)Benefits.  During the Contract Period, the Executive shall (subject to applicable law) be eligible for participation in the employee benefit plans and programs applicable to senior executives of the Company generally and on substantially the same basis as other senior executives; provided that during the Contract Period the Executive shall not be eligible for severance pay under any arrangement of the Company and its affiliates other than this Agreement.

(v)Expenses.  During the Contract Period, the Executive shall be reimbursed for all reasonable business expenses (including in respect of business travel and accommodations), subject to the Executive’s submission of expense statements, vouchers or otherwise as may be required by the policies of the Company as may be in effect from time to time for senior executives generally.

(c)Other Entities.  The Executive agrees to serve upon request, without additional compensation, as an officer and director (at a level commensurate with the Executive’s position) for each of the Company’s subsidiaries, affiliates, partnerships, joint ventures, limited liability companies and other entities, including entities in which the Company has a significant investment, as determined by the Company.

4.Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Contract Period.  If Disability of the Executive has occurred during the Contract Period (pursuant to the definition of Disability set forth below), the Board may provide the Executive with written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the

Company on a full-time basis for 180 days in any one-year period as a result of incapacity due to one or more related mental or physical illnesses.

(b)Cause.  The Company may terminate the Executive’s employment during the Contract Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)the Executive’s willful misconduct or gross negligence (including a material willful violation of the Company’s written corporate governance and ethics guidelines and codes of conduct provided to the Executive) that causes material harm to the Company;

(ii)the Executive’s habitual substance abuse;

(iii)the Executive’s willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of the Executive’s position or to follow the legal direction of the Board following written notice from the Board specifying such failure;

(iv)the Executive’s being convicted of, or pleading guilty or nolo contendere to a felony or a crime involving moral turpitude;

(v)the Executive’s willful theft, embezzlement or act of comparable dishonesty against the Company; or

(vi)a material breach by the Executive of this Agreement, which breach is not (if curable) cured by the Executive within 30 days following the Executive’s receipt of written notice thereof.

For purposes of this Section 4(b), no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any action or inaction of the Executive taken in reliance on the advice of legal counsel shall be considered to have been taken or not taken in good faith, and not in bad faith.  A termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (at which the Executive has been given the opportunity to appear with counsel on reasonable written notice specifying the alleged Cause event), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in one or more of the clauses of Section 4(b) above, and specifying the particulars thereof in detail.

(c)Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(c) below shall have occurred and the Executive provides the Company with written notice thereof within 90 days after the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice (the “Cure Period”), and (z) the Executive resigns within 30 days after the Cure Period.  For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Executive’s written consent, the occurrence of any of the following:

(i)a material diminution by the Company in the Executive’s Annual Base Salary or a material diminution in the Executive’s Target Bonus opportunity as a percentage of the Executive’s Annual Base Salary, unless replaced by one or more other bonus or incentive opportunities with a comparable aggregate bonus and incentive opportunity;

(ii)a material diminution in the Executive’s authority, duties or responsibilities;

(iii)the Company requiring the Executive’s principal business location to be at any office or location more than 50 miles from the Executive’s principal business location as of immediately prior to such relocation (other than to an office or location closer to the Executive’s home residence); or

(iv)any material breach of this Agreement by the Company (including Sections 3(a), 3(b) and 9(b)).

(d)Voluntary Termination.  The Executive may voluntarily terminate the Executive’s employment without Good Reason upon 90 days’ notice, and such termination shall not be deemed to be a breach of this Agreement.  The Company in its discretion may waive all or a portion of such 90-day notice period.

(e)Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 10(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies such date (which date shall be not more than 30 days after the giving of such notice).

(f)Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination or such later date specified by the Company, (iii) if the Executive voluntarily resigns without Good Reason, the date at least 90 days after the Executive notifies the Company, or such earlier date specified by the Company, (iv) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (v) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date.  Notwithstanding the foregoing, for purposes of Section 5, the Date of Termination shall not occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the

“Date of Termination.”  This Agreement and the Contract Period shall automatically terminate on the Date of Termination; provided, however, the obligations of the Executive under Section 7 hereof, the obligation of the Company to make any payment due and payable under Section 5 hereof, the provisions in Section 8 hereof, and the remedies and enforcement provisions of Sections 7(g), 10 and 11 hereof, shall remain operative and in full force and effect, regardless of the termination of this Agreement and the Contract Period.

(g)Resignation from All Positions.  Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board and agreed to by the Executive, the Executive shall immediately resign as of the Date of Termination from all positions that the Executive holds or has ever held with the Company and any of its affiliates (and with any other entities with respect to which the Company has requested the Executive to perform services), including the Board and all boards of directors of any Company affiliate.  The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but the Executive shall be treated for all purposes as having so resigned upon termination of the Executive’s employment, regardless of when or whether the Executive executes any such documentation.

(h)Equity Awards.  (i) In the event termination of the Executive is due to death, Disability or retirement, and notwithstanding anything to the contrary in this Agreement, any unvested equity awards held by the Executive shall vest pursuant to the terms of the Primerica, Inc. 2010 Omnibus Incentive Plan (the “Equity Incentive Plan”) and the equity award agreements pursuant to which such awards were granted, and (ii) in the event termination of the Executive is due to termination by the Company other than for Cause or termination by the Executive with Good Reason, then any unvested equity awards held by the Executive shall vest.

5.Obligations of the Company upon Termination.  (a) Good Reason; Other Than for Cause.  If, during the Contract Period, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or (2) the Executive shall terminate employment for Good Reason, then, subject to the Executive’s execution (within 45 days of the Date of Termination), and non-revocation, of a release of claims substantially in the form attached hereto as Exhibit A; provided that, if the Company does not countersign such release within 10 days after the delivery of such signed release to the Company by the Executive, then such release shall be null and void and the payments hereunder shall be made without regard to any requirement for a signed release:

(i)the Company shall pay to the Executive in a lump sum in cash on the 60th day (except as specifically provided in Section 5(a)(i)(A)(2)) after the Date of Termination the aggregate of the following amounts:

A.the sum of (1) the Executive’s accrued but unpaid Annual Base Salary and any accrued but unused vacation pay through the Date of Termination, and (2) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid) (together, the “Accrued Obligations”); and

B. the amount equal to the product of (x) 2.0, and (y) the sum of (I) the Executive’s Annual Base Salary as of the Date of Termination and (II) the Target Bonus as of the Date of Termination; and

(ii)for 18 months following the Date of Termination (the “Benefits Period”), the Company shall provide the Executive and the Executive’s eligible dependents with medical (including vision and dental) benefits (the “Health Care Benefits”) equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, however, that (x) the Executive shall pay the full premiums for access to the Health Care Benefits and (y) if the Executive becomes employed with another employer and is covered by another employer-sponsored plan providing substantially equivalent medical (including vision and dental) insurance benefits, the medical benefits described herein shall no longer be provided by the Company.  The receipt of the Health Care Benefits shall be conditioned upon the Executive continuing to pay the Applicable COBRA Premium (as defined below).  During the Benefits Period, the Company shall pay to the Executive a monthly amount (the “Monthly Payment”) equal to the Applicable COBRA Premium in respect of the level of coverage that the Executive elected, which payment shall be paid in advance on the first business day of each month, commencing with the month immediately following the Executive’s Date of Termination.  For purposes of this paragraph, “Applicable COBRA Premium” means the monthly premium in effect from time to time for coverage provided to former employees of the Company under Section 4980B of the Code and the regulations thereunder with respect to a particular level of coverage (i.e., single, single plus one, or family); and

(iii)the Company shall pay the Executive a prorated Annual Bonus (based on the portion of the applicable fiscal year served by the Executive) for the fiscal year during which occurs the Date of Termination, based on actual performance for such fiscal year and paid all in cash (to the extent it would not create a violation of Section 409A of the Code) at the same time bonuses would be payable to Executive if the Executive had continued in employment (subject to applicable deferral election) (the “Pro Rata Bonus”); and

(iv)to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, grant, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates and the Executive’s rights to the obligations hereunder that specifically provide for or imply continuation after the termination of employment shall survive in accordance with their terms (such amounts, benefits and rights, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice; and

(b)Cause; Other than for Good Reason.  If the Executive’s employment shall be terminated for Cause or the Executive voluntarily terminates the Executive’s employment without Good Reason during the Contract Period (other than termination as a result of an Executive Nonrenewal), the Company shall timely pay or provide to the Executive the Accrued Obligations (except that no prior year accrued Annual Bonus shall be payable upon a termination for Cause).

(c)Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Contract Period, the Company shall (A) timely pay or provide to the Executive the Accrued Obligations, the Other Benefits and the Pro Rata Bonus and (B) have an obligation to provide the Health Care Benefits and pay the Applicable COBRA Premium described in Section 5(a)(ii) to the Executive’s dependents during the Benefits Period.

(d)Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Contract Period, the Company shall then (A) timely pay or provide to the Executive the Accrued Obligations, the Other Benefits and the Pro Rata Bonus, and (B) have an obligation to provide the Health Care Benefits and pay the Applicable COBRA Premium described in Section 5(a)(ii) to the Executive and the Executive’s dependents during the Benefits Period.

(e)Executive Nonrenewal.  Upon any termination of or by the Executive, as a result of an Executive Nonrenewal, the Executive shall receive the Accrued Obligations, the Pro Rata Bonus and the Other Benefits.

(f)Company Nonrenewal. In the event of a Company Nonrenewal where no separate mutually acceptable severance arrangement has been reached by the Company and the Executive, the Executive will be entitled to the benefits provided for in Section 5(a) of this Agreement if during the two (2) years immediately following the Contract Period (A) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or (B) the Executive shall terminate employment for Good Reason, which benefits shall be subject to the Executive’s execution (within 45 days of the Date of Termination), and non-revocation, of a release of claims substantially in the form attached hereto as Exhibit A; provided that, if the Company does not countersign such release within 10 days after the delivery of such signed release to the Company by the Executive, then such release shall be null and void and the payments hereunder shall be made without regard to any requirement for a signed release, and provided, further, that the 24 month post-employment Restricted Period in Section 7 shall extend from such Date of Termination.

6.Full Settlement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Executive under Section 5 and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment.  To the extent permitted by applicable law, the Company shall pay directly to the Executive all reasonable legal fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement.

7.Covenants.

(a)Non-Disclosure.  The Executive acknowledges that the Company and its Affiliates (as defined below) have developed, and will develop, at a considerable investment of time and expense “Confidential Information” (as defined below), and the Executive acknowledges that the Company and its Affiliates have a legitimate business interest in protecting the confidentiality of such Confidential Information.  The Executive further acknowledges that as an integral part of the Company’s executive team, the Executive will be entrusted with such Confidential Information.  The Executive, therefore, acknowledges a continuing responsibility with respect to the protection of the Confidential Information in the Executive’s possession and agrees as follows:

(i)“Trade Secrets” means information belonging to the Company or licensed by it, including technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers which  (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use, (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, and (C) are protected as trade secrets under the Georgia Trade Secrets Act of 1990, Ga. Code Ann. §§ 10-1-760, et seq.

(ii)“Confidential Information” means plans, procedures, methods of operation, methods of production, financial data, lists of actual and potential customers, suppliers, marketing strategies, compensation and incentive strategies, plans for development and expansion, customer and supplier data, and other confidential and sensitive information relating to the business of the Company, which are or have been disclosed to the Executive by the Company or of which the Executive became aware as a consequence of or in the course of the Executive’s engagement with the Company and which have value to the Company and are not generally known to its competitors.  “Confidential Information” will not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by or through the Executive without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(iii)The Executive will treat as confidential and will not (other than in the performance of the Executive’s duties for the Company) use, publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Confidential Information or any Trade Secrets during the term of the Executive’s engagement, whether or not the Confidential Information or Trade Secrets are in written or other tangible form.  Additionally, this restriction will continue to apply for two (2) years after the date of the Executive’s termination of employment with the Company and its affiliates (and, in the case of a Trade Secret, such longer period as such information remains a Trade Secret).  The Executive acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the laws of the State of Georgia or any other state to prevent the disclosure of Trade Secrets, including the Georgia Trade Secrets Act of 1990, Ga. Code Ann. §§ 10-1-760, et seq.

(iv)All records, notes, files, drawings, documents, plans and like items, and all copies thereof, relating to or containing or disclosing Confidential Information or Trade Secrets of the Company which are made or kept by the Executive or which are disclosed to or come into the possession of the Executive, are and will remain the sole and exclusive property of the Company.  Upon termination of the Executive’s engagement, the Executive agrees to deliver immediately to the Company, through the offices of the Company’s General Counsel or as otherwise directed by the General Counsel, the originals and all copies of any of the items described above; provided that the Executive shall be permitted to keep the Executive’s address book and rolodex; provided, further, that the Executive removes any Confidential Information from such address book and rolodex.  The parties agree that client names and contacts shall constitute Confidential Information but the Company agrees that the Executive may use such Confidential Information so long as such use is in compliance with all other provisions of this Agreement.

(b)Work Product and Inventions.  The Company and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Company and its affiliates, and arising from or relating to such employment or the business of the Company and its affiliates (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company and its affiliates or otherwise); provided, that the Executive shall retain the right to use any speeches and presentations made by him in the course of his employment so long as such use does not violate any of the restrictive covenants contained in Sections 7(c), 7(d) or 7(e) of this Agreement. The Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of the Executive’s employment with the Company and its affiliates or thereafter with respect to any Developments.

(c)Non-Recruitment of Employees or Agents.  The Executive shall not, at any time during the Restricted Period (as defined in this Section 7(c)), other than in the good faith exercise of the Executive’s duties with the Company, without the prior written consent of the Company, personally, directly or indirectly, on the Executive’s behalf or on behalf of, or in conjunction with, any person or entity other than the Company, solicit, recruit, or induce, or attempt to solicit, recruit or induce, any person who is or was at any time during the previous six months, an employee, field representative (which means an agent of the Company licensed to sell the Company’s products), direct or indirect agent, independent contractor, officer or director of the Company or any of its Affiliates and with whom the Executive had material contact prior to such six-month period to become an employee, officer, direct or indirect agent, consultant or independent contractor of any other person or entity.  Further, during the Restricted Period, the Executive shall not encourage or induce any person to cease his employment or other relationship with the Company or any of its Affiliates for any reason other than in the good faith exercise of the Executive’s duties with the Company.  A general employment advertisement or other form of general solicitation by an entity of which the Executive is a part will not constitute solicitation, recruitment or encouragement, nor would serving as a reference upon request to an entity with which the Executive is not associated. However, the parties agree that any communications between the Executive and any other party described above that relate to an employment, independent contractor or agent business arrangement would constitute solicitation, recruitment or encouragement for these purposes.  The “Restricted Period” shall mean the period from the Effective Date through the 24-month anniversary of the Executive’s termination of employment with the Company and its affiliates.

(d)Non‑Solicitation Covenant.  During the Restricted Period, the Executive  will not, directly or indirectly, on the Executive’s own behalf or on behalf of or in conjunction with any person or legal entity other than the Company or its Affiliates, actively solicit the business or patronage of any of the clients, customers or accounts of the Company or its Affiliates, for the purpose of the network marketing of life, auto or property insurance products, mutual funds, variable annuities or securities similar to those offered by the Company or its Affiliates within the 12-month period preceding the date of the Executive’s termination of employment with the Company and its affiliates (collectively, “Similar Products”).

(e)No Competition.  During the Restricted Period, the Executive shall not, in any capacity (including as an agent, consultant, employee, director or officer), either directly or indirectly, provide executive or management services or strategic advice and guidance (i) for any Competitive Business (as defined below) or (ii) if the Executive’s employment is terminated under circumstances that result in the payments to the Executive required by Section 5(a)(i), for any entity that engages in the network marketing of any products direct to the consumer (whether or not such products are Similar Products, but not including a business that provides goods or services to the network marketing industry), if such services are provided by the Executive on a full-time or substantially full-time basis, provided, that the Executive may avoid applicability of the restrictions in this clause (e)(ii) by repaying to the Company any and all amounts that have already been paid to him pursuant to Section 5(a)(i)(B) and releasing the Company from any obligation to make any such payments in the future.

(i)“Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in (or has taken substantial steps to engage in) the network marketing of Similar Products (it being understood that products that are network marketed by a person or entity other than the person or entity that creates such products shall be a Similar Product only with respect to the person or entity engaged in such network marketing) anywhere in the Restricted Territory.

(ii)“Restricted Territory” shall mean the United States and Canada plus (A) during the Contract Period, any additional geographical area in which the Company or its Affiliates shall then be conducting business, or (B) after the Contract Period, any additional geographical area in which the Company or its Affiliates were conducting business as of the Date of Termination or as of the expiration of the Contract Period, as the case may be.  The Parties agree to execute one or more amendments to this Agreement, as necessary, to expressly specify (or remove, as appropriate) any such additional geographical area; provided, however, that if the Parties should fail for any reason to execute any such amendment, it is the intent of the Parties that the immediately preceding sentence should govern.

(f)Assistance.  The Executive agrees that, after the Executive’s employment by the Company, upon request by and reasonable notice from the Company, the Executive will reasonably assist the Company and its affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will reasonably assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any of its affiliates in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company.  Notwithstanding the foregoing, the Executive shall not be required to cooperate hereunder to the extent such cooperation could involve a current or future claim by the Company or its affiliates against the Executive or by the Executive against the Company or its affiliates.  The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.  The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its affiliates (or their actions), regardless of whether a lawsuit has then been filed against the Company or any of its affiliates with respect to such investigation.  The Company agrees to reimburse the Executive for the Executive’s reasonable out-of-pocket expenses associated with such assistance.  In addition, if Executive terminates his employment hereunder, he agrees to provide such services as are reasonably requested by the Company during the twelve (12) months after such termination to assist in the transition of duties and responsibilities to any successor to the Executive, and the Company shall reimburse the Executive’s costs incurred providing such assistance and shall compensate the Executive for providing such assistance as is mutually agreed by the parties.  Any services or assistance contemplated in this Section 7(f) shall be at mutually agreed to and convenient times.

(g)Remedies.  The Executive acknowledges and agrees that the terms of this Section 7:  (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company including its customer relationships, Confidential Information and Trade Secrets, (iii) impose no undue hardship on the Executive, (iv) are not injurious to the public, and (v) have been negotiated by sophisticated parties.  The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages.  The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.  If any court determines that any of the restrictive covenants or other provisions contained in this Section 7, or any part thereof, are unenforceable because of the length of any period of time, the size of any area or the scope of activities contained therein, then such period of time, area, or scope will be considered to be adjusted to a period of time, area or scope which would cure such invalidity, and such provision in its revised form will then be enforced to the maximum extent permitted by applicable law.  If any of the provisions of this Section 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

(h)Definition of Affiliate. For all purposes of this Section 7, the term “Affiliate” means, with respect to a specified entity, an entity that directly or indirectly through one or more intermediaries, is controlled by the Company, in each case where the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract interest or otherwise.

(i)Entire Agreement.  This Agreement is the sole expression of the Parties’ intent with respect to the subject matter of this Section 7, and shall supersede any prior agreement with respect to the subject matter hereof.

8.Code Section 280G.

(a)Certain Reductions in Agreement Payments.  Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and its affiliates in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine as required below in this Section 8(a) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below).  The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were so reduced.  If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, then the Executive shall receive all Agreement Payments to which the Executive is entitled.

(b)Accounting Firm Determinations.  If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination.  For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order:  first from Section 5(a)(i)(B), then from Section 5(a)(iii), then from Section 5(a)(iv) and lastly from Section 5(a)(ii).  Within any of the foregoing categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of and subject to Code Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)Overpayments; Underpayments.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)Definitions.  The following terms shall have the following meanings for purposes of this Section 8:

(i)“Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8(a).

(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant taxable year(s).

9.Successors.  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns (which shall be limited to acquirers of all or substantially all of the assets of the Company).

(b)The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.Miscellaneous.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws that would call for the application of the  substantive  law of any  jurisdiction other than the State of Georgia.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

If to the Company:

Primerica, Inc.

1 Primerica Parkway

Duluth, Georgia  30099

Attention: General Counsel

or to such other address as either Party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)Notwithstanding any other provision of this Agreement, the Company shall withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)Subject to the provisions of Section 4(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the Parties with respect to the subject matter hereof (it being understood that this Agreement in no way supersedes any agreements executed pursuant to Section 7(a)).

11.Disputes; Legal Fees.  (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in the courts of the State of Georgia.  The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Georgia in any action or proceeding brought with respect to or in connection with this Agreement.

(b)In the event of any material contest or dispute relating to this Agreement or the termination of the Executive’s employment hereunder, each of the Parties shall bear its own costs and expenses, except that the Company agrees to promptly reimburse the Executive for his costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Executive in connection with such contest or dispute, in the event that the Executive substantially prevails in such contest or dispute. Any reimbursements that become payable pursuant to the preceding sentence shall be paid within 15 days following receipt of an appropriately detailed invoice.

12.Code Section 409A.  The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime or if longer, through the 20th anniversary of the Effective Date.  To the extent the Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this

Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six-month period after separation from service, will be made during such six- month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six-month period; provided that if the Executive dies following the Date of Termination and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Section 409A of the Code, such payments, distributions or benefits shall be paid or provided to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.

[Signature page follows.]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Glenn J. Williams
GLENN J. WILLIAMS

PRIMERICA, INC.

By:  /s/ P. George Benson
       P. George Benson, Lead Director

Exhibit A

FORM OF RELEASE AGREEMENT

(to be executed by the Company and the Executive)

In consideration of the benefits provided by the Company to the Executive under that certain Employment Agreement dated as of August 19th, 2010, as Amended and Restated as of February 15, 2013, and as Amended and Restated on January 2, 2015, between the Company and the Executive (the “Employment Agreement”), the Executive, for himself and on behalf of his heirs, assigns and successors in interest, hereby releases, acquits and forever discharges the Company, each of its subsidiaries and affiliates and each of the Company’s and its subsidiaries and affiliates respective predecessors, successors, assigns, shareholders, partners, members, other equity owners, officers, directors, employees, representatives, agents and attorneys (collectively, “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses, known or unknown, suspected or unsuspected, of any kind or nature whatsoever (collectively, “Claims”), that the Executive or any of his heirs, assigns or successors in interest now has, or has ever had, against each or any of the Company Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date of the Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, the Executive’s employment by, or services rendered to or for, the Company or any of its subsidiaries or affiliates, or relating to the cessation of such employment.  The foregoing release includes, without limitation, all Claims under Title VII of the Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act of 1967; the Rehabilitation Act of 1973; the Americans with Disabilities Act as amended by the Americans with Disabilities Act Amendments Act of 2008; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Family and Medical Leave Act; the Older Workers Benefit Protection Act; the Occupational Safety and Health Act; the anti-retaliation provisions of the Fair Labor Standards Act; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the National Labor Relations Act; 42 U.S.C. §§ 1981 through 1988; any federal, state or local law regarding retaliation for protected activity or interference with protected rights; and any state or local law, including, without limitation, the Georgia AIDS Confidentiality Act; Georgia’s Law Regarding Equal Pay, O.C.G.A. § 34-5-1 et seq.; the Georgia Equal Employment for Persons with Disabilities Code; Georgia’s Law Regarding Age Discrimination, O.C.G.A. § 34-1-2; the Georgia Constitution; and all claims under Georgia public policy or common law, including, without limitation, common law claims of outrageous conduct, intentional or negligent infliction of emotional distress, negligent hiring, breach of contract, breach of covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with employment relationship, civil rights, fraud and deceit and all other claims of any type or nature, including, without limitation, all claims for damages, wages, compensation, vacation, reinstatement, medical expenses, punitive damages and claims for attorneys’ fees; provided, however, that this Release Agreement is not intended to release any Claim that cannot be released as a matter of law.  The Executive represents that he has not filed, directly or indirectly, nor caused to be filed, any claim, complaint or action with respect to any Claim released herein against the Company or any other Company Releasee in any forum, including, without limitation, any federal, state or local court or in arbitration.

The Company, for itself and on behalf of each Company Releasee, hereby releases, acquits and forever discharges the Executive and the Executive’s heirs, assigns and successors in interest (collectively, “Executive Releasees”) from any and all Claims that the Company or any Company Releasee now has, or has ever had, or ever will have, against each or any of the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date of the Company’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, the Executive’s employment by, or services rendered to or for, the Company or any of its subsidiaries or affiliates, or relating to the cessation of such employment, other than Claims pertaining to fraud or intentional malfeasance. The Company represents that it has not filed, directly or indirectly, nor caused to be filed, any claim, complaint or action with respect to any Claim released herein against the Executive or any other Executive Releasee in any forum, including, without limitation, any federal, state or local court or in arbitration.

These foregoing releases are to be broadly construed in favor of the Company Releasees and the Executive Releasees. Notwithstanding the foregoing or anything in this Release Agreement to the contrary, the post-employment obligations created by any of (i) the Employment Agreement (including, without limitation, the provisions of Sections 6 and 8 thereof), (ii) the Executive’s outstanding grants of restricted stock or other equity incentive awards, including, without limitation, those under the Primerica, Inc. 2010 Omnibus Incentive Plan, (iii) the Executive’s outstanding awards under any other compensation plan or program of the Company or (iv) the Executive’s rights to indemnification by the Company and any rights to director’s and officer’s liability insurance coverage, are not released by the parties’ execution of this Release Agreement.  The foregoing releases do not apply to any Claims that arise by reason of any acts, omissions, events, circumstances or facts existing or occurring after the date of execution of this Release Agreement by the Executive and the Company. Both parties agree that this Release Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of either party.

The Executive acknowledges that, by the Executive’s free and voluntary act of signing below, the Executive agrees to all of the terms of this Release Agreement and intends to be legally bound thereby. The Company acknowledges that, by the Company’s free and voluntary act of signing below, the Company agrees to all of the terms of this Release Agreement and intends to be legally bound thereby.

The Executive acknowledges that the Executive has received a copy of this Release Agreement on [date that the Executive receives Release Agreement]. The Executive understands that the Executive may consider whether to agree to the terms contained herein for a period of [twenty-one] [forty-five] days after the date the Executive has received this Release Agreement. Accordingly, the Executive may execute this Release Agreement by [date [21] [45] days after Release Agreement is given to the Executive], to acknowledge the Executive’s understanding of and agreement with the foregoing. [Add if 45 days applies: the Executive acknowledges that attached to this Release Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program) and (ii) a list of the ages of those employees not selected for termination (or participation in such program).] The Executive acknowledges that the Executive has been and is hereby advised to consult with an attorney prior to executing this Release Agreement.

This Release Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, the Executive may revoke the Executive’s agreement to accept the terms hereof by serving written notice in accordance with Section 10(b) of the Employment Agreement to the Company of the Executive’s intention to revoke.

* * *